Exhibit 99.1

REVOCABLE PROXY

THE FIRST NATIONAL BANK OF SHELBY

Proxy for Special Meeting of Shareholders,

                    , 2013

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of The First National Bank of Shelby (“FNB”), do hereby nominate, constitute and appoint Helen A. Jeffords, Adelaide A. Craver and William E. Plowden, Jr., and each of them, with full power to act alone, my true and lawful proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of FNB standing in my name on its books on             , 2013, at the special meeting of its shareholder to be held at The First National Bank of Shelby, 106 South Lafayette Street, Shelby, North Carolina 28150 at 10:00 a.m., eastern time, on             , 2013, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said proxies all discretionary authority permitted by applicable law and regulations, as follows:

1.	Plan of Merger. Adoption and approval of the Agreement and Plan of Merger dated January 24, 2013, as described in the proxy statement/prospectus dated , 2013, whereby: (i) FNB will be merged into Bank of the Ozarks, with Bank of the Ozarks as the surviving entity; and (ii) each share of FNB common stock will be converted into the Merger Consideration, comprised of Bank of the Ozarks, Inc. common stock and/or cash having an aggregate value of $160, subject to possible adjustment, all as provided in the Agreement and Plan of Merger.

☐	☐	☐
For	Against	Abstain

2.	Adjournment Proposal. The proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

☐	☐	☐
For	Against	Abstain

3.	Other Business. The proxies are authorized to vote in their discretion upon such other business as may be properly brought before the special meeting or any adjournment thereof. The Board of Directors of FNB currently knows of no other business to be presented.

If properly executed and returned, the shares represented by this proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the proxy statement/prospectus dated             , 2013, “For” the approval of the Plan of Merger and “For” the Adjournment Proposal. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors of FNB.

This proxy may be revoked at any time prior to its exercise by written notice or subsequently dated proxy delivered to the Secretary of FNB.

(Please sign exactly as the name appears on your stock certificate(s). If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date